Exhibit (14)(a)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated November 28, 2018, with respect to the consolidated financial statements of Golub Capital BDC, Inc. and Subsidiaries, the consolidated financial statements of Golub Capital Investment Corporation and Subsidiaries and the effectiveness of internal control over financial reporting of Golub Capital BDC, Inc. and Subsidiaries included in the joint Proxy Statements of Golub Capital BDC, Inc. and Golub Capital Investment Corporation that are made part of the Registration Statement (Form N-14) and related Prospectus of Golub Capital BDC, Inc. for the registration of 86,500,000 shares of its common stock.

/s/ Ernst & Young LLP

Chicago, Illinois

December 21, 2018